EXHIBIT 107

Calculation of Filing Fee Tables

S-8
(Form Type)

Natural Gas Services Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and (h)	600,000	$26.59	$15,954,000	.0001531	$2,442.56
	Total Offering Amounts				$15,954,000		$2,442.56
	Total Fee Offsets						$1,553.90
	Net Fee Due						$888.66

(1)Pursuant to Rule 416(a) and (b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of Natural Gas Services Group, Inc., a Colorado corporation (the “Registrant”), as may be issued as a result of stock splits, stock dividends, recapitalizations, and similar transactions.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the NYSE on June 23, 2025, a date within five business days prior to filing.